EXHIBIT 99.12
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                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

                  THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

                  IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of August 23, 2004.



BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
By:      Bridge Street Special Opportunities 2000, L.L.C.




By:/s/ Kaca B. Enquist
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Name:    Kaca B. Enquist
Title:   Vice President and Secretary